Exhibit 99.1

KCS: Ashley Thorne, 816-983-1530, athorne@kcsouthern.com

KCS Adds Four Directors to Board; Strengthens Key Areas on Board

Kansas City, Mo., May 30, 2017. Kansas City Southern (KCS) (NYSE:KSU) announced today the addition of four new directors to its Board of Directors, effective immediately. The new directors bring the Board to 12 members, of which 11 are independent.
“I am pleased to announce that Mitch Krebs, Lydia Beebe, Janet Kennedy and Henry Maier have been elected to the Kansas City Southern Board of Directors. The diverse backgrounds and wide range of expertise of these new directors substantially strengthens the Board’s ability to oversee the achievement of our long-term strategic objectives,” stated Robert J. Druten, Chairman of the Board of Directors. “They also have very important insights relating to financial structure and capital allocation, strategy development, corporate governance, technology and cybersecurity, and transportation as well as international operating experience in Mexico, which further complement and enhance the skill sets of our other directors.”
Mitchell J. Krebs is the current President and Chief Executive Officer of Coeur Mining, Inc., (NYSE: CDE) a publicly-traded company and leading global producer of silver and gold with mines in North and South America, including Mexico. Prior to ascending to the role of President and CEO in 2011, Mr. Krebs served as Coeur’s Senior Vice President and Chief Financial Officer. Mr. Krebs not only has valuable CEO leadership experience, but also provides additional financial expertise as well as experience with significant business operations issues in Mexico.
“Mexico is clearly one of our Company’s most important areas of growth,” stated Druten. “Mitch’s expertise with Coeur’s mining operations in Mexico will provide invaluable insights for the Board in overseeing the execution of our operational strategy in Mexico.”
Lydia I. Beebe joins the Board after serving in various executive roles at Chevron Corporation, most recently as its Chief Governance Officer, and as an experienced director of public companies. She is a respected advisor on corporate strategy, and is highly regarded for her expertise in working with all stakeholders. Ms. Beebe currently serves as Senior Of Counsel with the law firm of Wilson Sonsini Goodrich & Rosati, advising clients on a wide range of corporate governance issues.
“During my meetings with major institutional investors over the past year, I engaged in high-level discussions on corporate governance issues and perspectives that are important to them. The Board feels that Lydia, in addition to the knowledge and insights she gained as an executive at multi-national company like Chevron, has deep expertise with boardroom issues and will further strengthen the corporate governance culture of our Board and Company,” stated Druten.
Janet H. Kennedy is the President of Microsoft Canada, a subsidiary of Microsoft Corporation. She has over 20 years of experience in sales and marketing of business solutions and previously spent time in the West and Central regions of the U.S. as the Vice President of Enterprise Customers.
Mrs. Kennedy adds not only valuable experience leading a significant business unit within Microsoft but also has understandings regarding specific technological applications and developments that will benefit the transportation industry as well as issues related to cybersecurity that all boards and companies are now facing.
“The Board is extremely excited to welcome Janet to KCS. Obviously Microsoft is a leader in the technology area, and recent events have demonstrated just how important cybersecurity and other technology skills and issues are to all companies, including railroads. Janet also brings significant executive leadership talents that she has developed during her many years at Microsoft.”

Henry J. Maier is President and Chief Executive Officer of FedEx Ground, the $16.6 billion subsidiary of FedEx Corp. He is responsible for the strategic direction and performance of the company, which is a leader in cost-effective package ground shipping to businesses and residential customers throughout the U.S. and Canada. Prior to assuming his current role in 2013, Mr. Maier held various other senior executive roles in the areas of marketing, communications and strategic planning.
“FedEx is renowned for its world-class logistics and precision execution that is second to none. As an executive officer with FedEx for many years, Henry was instrumental in fostering a culture that supported this excellence and earned FedEx a sustained reputation as a great place to work. We believe the values and goals at KCS align very well with FedEx, and we look forward to Henry’s input on the Board. In addition to his input on culture, Henry’s knowledge will be invaluable to the Board in overseeing the execution of our strategy.”
Headquartered in Kansas City, Mo., Kansas City Southern (KCS) (NYSE: KSU) is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding is KCSR, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.